UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2021

MSC Income Fund, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-00939	45-3999996
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Post Oak Boulevard, 8th Floor, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   713-350-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 3, 2021, MSIF Funding LLC, a Delaware limited liability company (the “SPV”), a wholly owned subsidiary of MSC Income Fund, Inc., a Maryland corporation (the “Company”), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with JPMorgan Chase Bank, National Association (“JPM”). JPM serves as administrative agent and lender, U.S. Bank, National Association, serves as collateral agent, securities intermediary and collateral administrator, and the Company serves as portfolio manager under the Revolving Credit Facility.

Advances under the Revolving Credit Facility bear interest at a per annum rate equal to the three-month London Interbank Offered Rate in effect, plus the applicable margin of 2.90% per annum. The SPV will also pay a commitment fee of 0.75% per annum on the average daily unused amount of the financing commitments until the third anniversary of the Revolving Credit Facility.

The initial committed amount of the Revolving Credit Facility is $300 million. The Revolving Credit Facility has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Revolving Credit Facility up to $450 million. All amounts outstanding under the Revolving Credit Facility must be repaid by February 3, 2025.

Proceeds from borrowings under the Revolving Credit Facility are being used to purchase certain investments and participation interests from HMS Funding I, LLC, the Company’s wholly owned subsidiary (“HMS Funding”). HMS Funding will, in turn, use the proceeds from these transactions to fully repay its existing indebtedness under the amended and restated credit agreement among, HMS Funding, as borrower, the Company, as equityholder and as servicer, Deutsche Bank AG, New York Branch, as administrative agent, the financial institutions party thereto as lenders (the “DB Facility”). Concurrently, the Company and HMS Funding will extinguish the DB Facility and transfer certain portfolio investments previously held by HMS Funding to the SPV. The DB Facility had been in an amortization period since April 2020, which among other things required that all monthly interest and principal proceeds from the Company’s investments securing the DB Facility (net of certain fees and expenses) be applied against the outstanding advances on the facility.

The SPV’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in all of the SPV’s portfolio of investments and cash. The obligations of SPV under the Revolving Credit Facility are non-recourse to the Company, and the Company’s exposure under the Revolving Credit Facility is limited to the value of the Company’s investment in the SPV.

In connection with the Revolving Credit Facility, the SPV has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Revolving Credit Facility contains customary events of default for similar financing transactions, including if a change of control of the SPV occurs or if the Company is no longer the portfolio manager of the SPV. Upon the occurrence and during the continuation of an event of default, JPM may declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable.

The occurrence of an event of default (as described above) or a market value event (as defined in the Revolving Credit Facility) triggers a requirement that the SPV obtain the consent of JPM prior to entering into any sale or disposition with respect to portfolio assets, and the occurrence of a market value event triggers the right of JPM to direct the SPV to enter into sales or dispositions with respect to any portfolio assets, in each case in JPM’s sole discretion.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Facility, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Loan and Security Agreement, dated as of February 3, 2021, among MSIF Funding, LLC, as borrower; MSC Income Fund, Inc., as portfolio manager; U.S. Bank, National Association, as collateral agent, securities intermediary, and collateral administrator; and JPMorgan Chase Bank, National Association, as administrative agent and lender.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC Income Fund, Inc. (Registrant)

February 4, 2021 (Date)	/s/ Jason B. Beauvais Jason B. Beauvais General Counsel